Exhibit 10.2

PIERIS PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of Pieris Pharmaceuticals, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of January 1, 2016 (“Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a “Non-Employee Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Annual Stock Option Grants

Annually, each Non-Employee Director shall be granted a non-qualified stock option to purchase 20,000 shares of the Company’s common stock under the Company’s 2014 Stock Incentive Plan (the “Stock Plan”), or any future stock incentive plans, on January 25 of each year.

Initial Stock Option Grant For Newly Appointed or Elected Directors

Each new Non-Employee Director shall be granted a non-qualified stock option to purchase 30,000 shares of the Company’s common stock under the Stock Plan on his or her initial appointment or election to the Board of Directors.

Terms for Option Grants

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all Annual Stock Options granted under this Policy shall (i) vest in equal quarterly installments at the end of each quarter following the grant date until the end of the fiscal year in which the grant was made, subject to the Non-Employee Director’s continued service on the Board of Directors; (ii) have an exercise price equal to the fair market value of the Company’s common stock as determined in the Stock Plan on the grant date; (iii) terminate ten years after the grant date and (iv) contain such other terms and conditions as set forth in the form of option agreement approved by the Board of Directors or the Compensation Committee prior to the grant date.

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all Initial Stock Option Grants for Newly Appointed or Elected Directors granted under this Policy shall (i) vest in equal quarterly amounts over a one year period, beginning on the grant date, subject to the Non-Employee Director’s continued service on the Board of Directors; (ii) have an exercise price equal to the fair market value of the Company’s common stock as determined in the Stock Plan on the grant date; (iii) terminate ten years after the grant date and (iv) contain such other terms and conditions as set forth in the form of option agreement approved by the Board of Directors or the Compensation Committee prior to the grant date.

Annual Fees

Each Non-Employee Directors serving on the Board of Directors and the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, as applicable, shall be entitled to the following annual amounts (the “Annual Fees”):

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Member	Annual Retainer Amount for Chair
Board of Directors	$25,000	—
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$3,750	$7,500

Except as otherwise set forth in this Policy, all Annual Fees shall be paid for the period from January 1 through December 31 of each year. Such Annual Fees shall be paid quarterly in cash or a grant of an option to purchase common stock under the Stock Plan, at the election of each Non-Employee Director annually, as follows:

•	cash in the amount of each Non-Employee Director’s Annual Fees, paid quarterly in arrears; or

•	an option to purchase such number of shares of the Company’s common stock as is equal to the full dollar amount of each Non-Employee Director’s Annual Fees, paid quarterly in arrears (as calculated below under “Calculation of Shares and Grant Terms”); or

Election

Each Non-Employee Director shall make an annual election, on a form provided by the Company, indicating their election for that year of cash or common stock, at the beginning of each fiscal year. If no election has been made, then the Non-Employee Director shall receive all Annual Fees in cash. Each newly elected or appointed Non-Employee Director shall make an election prior to the beginning of or at the time of his or her initial appointment or election.

Payments

Payments payable to Non-Employee Directors, who have elected to receive cash fees, shall be paid quarterly in arrears promptly following the end of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such director was not serving on the Board or a committee and (ii) no fee shall be payable in respect of any period prior to the date such director was elected to the Board or a committee.

Calculation of Shares and Grant Terms

If an option to purchase shares of common stock are to be received as payment, the number of shares underlying such option shall equal the Black Scholes value of the options computed in accordance with FASB Topic 718 on the 25th day of the month following the end of each fiscal quarter (the “Calculation Date”) (rounded down to the nearest whole number so that no fractional shares shall be issued). The option shall be automatically and without any further action required by the Board of Directors issued as of the Calculation Date.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.

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